UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2010
OASIS PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34776 (Commission File Number)	80-0554627 (I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (281) 404-9500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On November 24, 2010, Oasis Petroleum Inc. (the “Company”) entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with Luff Exploration Company, a Colorado corporation, and certain other parties (collectively, the “Sellers”) to acquire (the “Acquisition”) certain interests in oil and gas leases, properties and related assets in Richland County, Montana for aggregate consideration of approximately $30 million (the “Purchase Price”), subject to purchase price adjustments. The Purchase Price is comprised of approximately $26.5 million of cash and $3.5 million of certain oil and natural gas assets.
     The Company intends to finance the Acquisition through available cash balances. The Company expects the Acquisition to close on or about December 10, 2010, subject to due diligence to be performed by the Company and the satisfaction of other customary closing conditions of the parties, as further described below.
     Before the closing, the Company intends to conduct customary due diligence of the Sellers’ assets to assess material title deficiencies and environmental matters. The Purchase Price to be paid by the Company at closing may be reduced by the value of certain title and environmental defects discovered during the due diligence process. Each party’s obligation to consummate the Acquisition is conditioned upon customary closing conditions. The Purchase Agreement is subject to termination by the parties by mutual written consent, by each party if the other party has failed to satisfy its closing conditions by the closing date, or by either party if the closing has not occurred on or before December 31, 2010. The Purchase Agreement may also be terminated by the Company in certain circumstances based on the results of the due diligence described above. The Purchase Agreement contains customary representations and warranties and indemnification provisions.

Item 7.01	Regulation FD Disclosure.
     On November 29, 2010, the Company issued a press release announcing the Acquisition. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 29, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OASIS PETROLEUM INC.
Date: December 1, 2010	By:	/s/ Thomas B. Nusz
Thomas B. Nusz
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 29, 2010.